EXHIBIT 99.1
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Explanation of Responses:

      (1) Mr. Cooper transferred to Capital Z Management LLC ("Capital Z Management") the shares and an option to buy shares for no consideration on the Transaction Date.

      (2) Includes securities of the Issuer directly held by Capital Z Financial Services Fund II, L.P. ("Capital Z"), Capital Z Financial Services Private Fund II, L.P. ("Capital Z Private Fund") and Capital Z Management as well as securities of the Issuer directly owned by Union Square Partners, L.P. ("Union Square"). The sole general partner of Capital Z and Capital Z Private Fund is Capital Z Partners, L.P. ("Capital Z L.P."), and the sole general partner of Capital Z L.P. is Capital Z Partners Ltd. Union Square GP, L.P. ("Union Square LP") is the general partner of Union Square. Union Square GP, Ltd. ("Union Square GP") is the general partner of Union Square LP and the ultimate general partner of Union Square. Union Square Partners Management, LLC ("Union Square Partners Management") is the investment authority for Union Square, its principal business is performing investment management services for Union Square. Union Square Partners Management, Union Square GP, Union Square LP and Union Square may be deemed to be part of a "group" along with Capital Z, Capital Z Private Fund, Capital Z Ltd, Capital Z LP and Capital Z Management (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended and incorporated by reference in Rule 16a-1 of the Exchange Act) but each individual entity described above disclaims beneficial ownership of securities held by any another entity except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by such other entity.

      (3) Mr. Cooper is a shareholder of Capital Z Partners Ltd and an officer and co-owner of Capital Z Management. Mr. Cooper is also an officer and co-owner of Union Square Partners Management. Mr. Cooper may be deemed to be part of the a group along with Capital Z, Capital Z Private Fund, Capital Z Ltd, Capital Z LP, Capital Z Management, Union Square GP, Union Square LP, Union Square and Union Square Partners Management and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by Capital Z, Capital Z Private Fund, Capital Z LP, Capital Z Ltd, Capital Z Management, Union Square GP, Union Square LP, Union Square and Union Square Partners Management.

      (4) This option vests in four equal annual installments beginning on December 13, 2007.